Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Investor Relations
John Eldridge (206) 272-6571
j.eldridge@f5.com

Public Relations
Alane Moran
(206) 272-6850
a.moran@f5.com
F5 Networks Announces Results for Second Quarter of Fiscal 2007
Strength of core business drives 17th consecutive quarter of revenue growth
SEATTLE, WA—April 24, 2007—For the second quarter of fiscal 2007, F5 Networks announced revenue of $127.6 million, up 6 percent from $120.0 million in the prior quarter and 36 percent from $94.1 million in the second quarter of fiscal 2006. Net income was $20.0 million ($0.47 per diluted share), compared to $22.4 million ($0.53 per diluted share) in the prior quarter, which included a one-time tax benefit of $0.04 per share. Net income was $16.1 million ($0.39 per diluted share) in the second quarter a year ago.
The company’s solid revenue gains reflect the continuing strength of its core application delivery networking business, which grew 8 percent during the quarter and accounted for 92 percent of total revenue. John McAdam, F5 president and chief executive officer, said the strength of the company’s core business relative to its WAN optimization and security offerings was no surprise and further validated the company’s plans to port WANJet and FirePass to TMOS and integrate their functionality into its application delivery networking solutions. TMOS-based versions of both products are scheduled for delivery in late summer.
“In the meantime, the rich functionality of BIG-IP’s TMOS-based solution set, coupled with the flexibility of iRules and the high-performance of our integrated hardware platforms, is continuing to open new market opportunities,” McAdam said. “Along with growing demand in large enterprises, changes in the technology landscape are driving telecommunications companies and internet service providers to look for new and better ways to manage the complex array of data, information and services they are attempting to provide their customers. From the perspective of both functionality and performance, our family of BIG-IP products offers these organizations the widest array of fully-integrated solutions to meet their needs, and we are continuing to invest in all areas of our business to take advantage of these opportunities.”
In addition to its solid operating results, F5 continued to strengthen its balance sheet during the second quarter. Reflecting the strong growth of its services business, deferred revenue increased 10% to $75.2 million at quarter end. Cash flow from operations was $37.0 million, and the company ended the quarter with $586 million in cash and investments.
For the current quarter, ending June 30, 2007, McAdam said management has set a revenue goal of $131 million to $133 million with an earnings target of $0.48 to $0.50 per diluted share.
About F5 Networks
F5 Networks is the global leader in Application Delivery Networking. F5 provides solutions that make applications secure, fast and available for everyone, helping organizations get the most out of their investment. By adding intelligence and manageability into the network to offload applications, F5 optimizes applications and allows them to work faster and consume fewer resources. F5’s extensible architecture intelligently integrates application optimization, protects the application and the network, and delivers application reliability — all on one universal platform. Over 10,000 organizations and service providers worldwide trust F5 to keep their applications running. The company is headquartered in Seattle, Washington with offices worldwide. For more information, go to www.f5.com.
Forward Looking Statements
Statements in this press release concerning the continuing strength of F5’s business, sequential growth, the target revenue and earnings range, demand for application delivery networking and other statements that are not historical facts are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: customer acceptance of our new traffic management, security, application delivery and WAN optimization offerings; the timely development, introduction and acceptance of additional new products and features by F5 or its competitors; competitive pricing pressures; increased sales discounts; F5’s ability to sustain, develop and effectively utilize distribution relationships; F5’s ability to attract, train and retain qualified product development, marketing, sales, professional services and customer support personnel; F5’s ability to expand in international markets; and the unpredictability of F5’s sales cycle.
F5 has no duty to update any matters discussed in this press release. More information about potential risk factors that could affect F5’s business and financial results is included in the company’s annual report on Form 10-K for the fiscal year ended September 30, 2006, and other public filings with the Securities and Exchange Commission.
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F5 Networks, Inc.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	March 31,	September 30,
	2007	2006
Assets
Current assets
Cash and cash equivalents	$46,834	$37,746
Short-term investments	384,426	336,427
Accounts receivable, net of allowances of $2,809 and $2,858	73,142	62,750
Inventories	7,915	5,763
Deferred tax assets	4,479	4,682
Other current assets	21,746	15,607

Total current assets	538,542	462,975

Restricted cash	4,147	3,929
Property and equipment, net	31,693	29,951
Long-term investments	154,834	118,003
Deferred tax assets	11,572	18,657
Goodwill	81,701	81,701
Other assets, net	13,611	14,295

Total assets	$836,100	$729,511

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$23,012	$13,174
Accrued liabilities	32,863	31,583
Deferred revenue	67,411	54,880

Total current liabilities	123,286	99,637

Other long-term liabilities	8,488	7,976
Deferred revenue, long-term	7,805	5,440

Total long-term liabilities	16,293	13,416

Commitments and contingencies

Shareholders’ equity
Preferred stock, no par value; 10,000 shares authorized, no shares outstanding	—	—
Common stock, no par value; 100,000 shares authorized, 41,505 and 40,778 shares issued and outstanding	559,435	521,791
Accumulated other comprehensive loss	(928)	(1,038)
Retained earnings	138,014	95,705

Total shareholders’ equity	696,521	616,458

Total liabilities and shareholders’ equity	$836,100	$729,511

F5 Networks, Inc.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Net revenues
Products	$96,126	$72,775	$188,188	$141,366
Services	31,479	21,341	59,447	40,837

Total	127,605	94,116	247,635	182,203

Cost of net revenues (1)
Products	20,425	15,441	39,641	30,034
Services	8,390	5,846	15,698	10,820

Total	28,815	21,287	55,339	40,854

Gross Profit	98,790	72,829	192,296	141,349

Operating expenses (1)
Sales and marketing	43,177	31,162	82,232	60,027
Research and development	17,086	12,276	31,625	22,754
General and administrative	12,867	7,148	25,685	14,545

Total	73,130	50,586	139,542	97,326

Income from operations	25,660	22,243	52,754	44,023
Other income, net	7,230	3,877	13,661	6,847

Income before income taxes	32,890	26,120	66,415	50,870
Provision for income taxes	12,934	10,053	24,106	19,582

Net Income	$19,956	$16,067	$42,309	$31,288

Net income per share — basic	$0.48	$0.40	$1.03	$0.79
Weighted average shares — basic	41,417	40,120	41,222	39,636

Net income per share — diluted	$0.47	$0.39	$1.00	$0.76
Weighted average shares — diluted	42,390	41,627	42,244	41,278

(1) Amounts include stock-based compensation, as follows:

Cost of net revenues	$584	$349	$1,193	$698
Sales and marketing	4,400	2,200	7,838	4,289
Research and development	2,651	1,535	4,979	2,978
General and administrative	4,070	1,508	6,425	2,878

	$11,705	$5,592	$20,435	$10,843